Exhibit 5.1

                   (Perkins Coie Letterhead)

                                             July 26, 1994


Advanced Technology Laboratories, Inc.
22100 Bothell-Everett Highway, S.E.
P.O. Box 3003
Bothell, WA  98041-3003

     Re:  550,000 Shares of Common Stock
          ($.01 par value) of Advanced Technology Laboratories, Inc.
          ("ATL")

Gentlemen and Ladies:

     We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 550,000 shares of Common Stock, $.01 par value (the "Shares"), 450,000 of which are to be issued pursuant to the Amended 1992 Option, Stock Appreciation Right, Restricted Stock, Stock Grant and Performance Unit Plan and 100,000 of which are to be issued pursuant to the Advanced Technology Laboratories, Inc. 1992 Nonofficer Employee Stock Option Plan (together, the "Plans").
We have examined the Registration Statement and such other documents as we have deemed relevant and necessary for the purpose of this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the Shares that will be issued pursuant to the Plans, upon the due execution by ATL and the registration by its registrars of the Shares and the issuance thereof by ATL in accordance with the terms of the Plans, and the receipt of the consideration therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                   Very truly yours,


                                   /s/ Perkins Coie
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